S&P GLOBAL REPORTS
4th QUARTER AND FULL-YEAR 2016 RESULTS

2016 Ends With Strong 4th Quarter Performance

4th Quarter and Full-Year Revenue Grew 2% and 7%, Respectively, Impacted by Divestitures

4th Quarter and Full-Year Organic Revenue Increased 11% and 6%, Respectively

Diluted EPS Increased 125% to $2.05 in the 4th Quarter and 89% to $7.94 for the Full Year

Adjusted Diluted EPS Increased 14% to $1.28 in the 4th Quarter and 14% to $5.35 for the Full Year

$1.5 billion Returned to Shareholders in Share Repurchases and Dividends in 2016

New York, NY, February 7, 2017 – S&P Global (NYSE: SPGI) today reported fourth quarter and full-year 2016 results. The Company reported fourth quarter 2016 revenue of $1.40 billion, an increase of 2% compared to the same period last year. On an organic basis, fourth quarter revenue increased 11% with growth in every business segment.

Fourth quarter net income increased 117% to $537 million and diluted earnings per share grew 125% to $2.05. Adjusted net income for the quarter increased 10% to $334 million due to strong revenue growth and successful productivity efforts partially offset by higher taxes. Adjusted diluted earnings per share increased 14% to $1.28 bolstered by a 4% reduction in fully diluted shares outstanding. The adjustments in the fourth quarter were primarily related to net gains from business divestitures partially offset by increased legal reserves and expenses related to the early retirement of the 2017 notes.

For the full year, revenue increased 7% to $5.66 billion. On an organic basis, full-year revenue increased 6%. 2016 net income increased 82% to $2.11 billion and diluted earnings per share increased 89% to $7.94. 2016 adjusted net income increased 10% to $1.42 billion and adjusted diluted earnings per share increased 14% to $5.35.

“I am pleased with the strong financial performance we delivered in our first year as S&P Global and enthusiastic about the changes that we made to strengthen our portfolio as we head into 2017. Successfully integrating SNL into S&P Capital IQ has created a new platform with greater reach and scale. Acquiring PIRA Energy Group, RigData, and Commodity Flow has bolstered Platts' ability to create world-class commodity supply/demand analytics. The addition of Trucost adds ESG capability to both our Indices and Ratings businesses. And, divesting non-core businesses has left us with a stronger, more cohesive set of businesses," said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. He added,

“Our 2017 enterprise goals are centered around delivering financial performance, continuing to improve operational excellence, enhancing leadership and accountability, and thoughtfully deploying capital. These goals will keep us focused on building upon the outstanding businesses and iconic brands that are S&P Global."

Margin Improvement: For the full year, the Company's operating profit margin improved by 2,340 basis points to 60% due primarily to gains on business divestitures. The adjusted operating profit margin improved by more than 275 basis points for the third year in a row, increasing 300 basis points to 43% in 2016 as the Company achieved solid revenue growth and successfully delivered productivity improvements.

Return of Capital: For the full year, the Company returned $1.5 billion to shareholders with $1.1 billion in share repurchases and $380 million in dividends. Share repurchases were the primary reason for the greater than 3% reduction in fully diluted shares outstanding during 2016. During the fourth quarter, the Company completed its accelerated share repurchase (ASR) program resulting in the reduction of 6.1 million shares of which 5.3 million were received in the third quarter. The Company has approximately 25.8 million shares remaining under the existing share repurchase authorization from the Board of Directors. In 2017, the Company anticipates continuing its share repurchase program, subject to market conditions.

Dividend: On January 25, 2017 the Board of Directors of S&P Global approved the regular quarterly cash dividend on the Company’s common stock. The quarterly dividend will increase 14% from $0.36 to $0.41 per share. The dividend will be payable on March 10, 2017, to shareholders of record on February 24, 2017. The new annualized dividend rate is $1.64 per share and has increased at an average compound annual growth rate of 9.6% since 1974. The Company has paid a dividend each year since 1937 and is one of fewer than 25 companies in the S&P 500 that has increased its dividend annually for at least the last 44 years.

Ratings:

4th Quarter, 2016: Revenue increased 14% to $658 million. Transaction revenue increased 26% to $311 million during the quarter primarily due to improved contract terms, increased bank loan ratings, and strength in issuance in structured, U.S. public finance, and corporate markets. Non-transaction revenue increased 5% to $347 million in the fourth quarter primarily due to growth in surveillance fees, an increased intersegment royalty from Market and Commodities Intelligence, and growth at CRISIL.

U.S and international revenue increased 17% and 11%, respectively. International revenue represented 45% of fourth quarter revenue.

Operating profit increased 11% to $258 million and operating profit margin decreased 100 basis points to 39% in the quarter. Adjusted operating profit improved 23% to $313 million and adjusted operating profit margin improved 360 basis points to 48% in the quarter primarily driven by revenue growth, and lower legal and professional fees.

2016: Revenue increased 4% to $2.53 billion. Operating profit increased 17% to $1.26 billion and operating profit margin improved 540 basis points to 50%. Adjusted operating profit increased 10% to $1.26 billion compared to 2015 and adjusted operating profit margin improved 240 basis points to 50%. This marks the fifth straight year that the adjusted operating profit margin has improved by more than 100 basis points as the business continued to successfully implement productivity initiatives.

Market and Commodities Intelligence:

4th Quarter, 2016: Revenue decreased 11% to $595 million in the fourth quarter of 2016 due to the sale of J.D. Power, the SPSE/CMA pricing businesses, and Equity and Fund Research. Excluding revenue from these divestitures, organic revenue growth was 8%. Quarterly operating profit increased 275% to $530 million and operating margin improved 6,790 basis points to 89% primarily due to gains from divestitures. Adjusted operating profit increased 8% to $206 million and adjusted operating margin improved 600 basis points to 35% due to gains at both Market Intelligence and Platts including outstanding progress on the $100 million Market Intelligence synergy target.

Notwithstanding divestitures, Market Intelligence revenue remained unchanged in the fourth quarter to $407 million. Organic revenue improved 10% to $406 million in the fourth quarter with gains in SNL, Capital IQ, RatingsDirect® and RatingsXpress® product groups.

Platts revenue increased 12% to $188 million in the fourth quarter including recent acquisitions. Platts organic revenue increased 5% to $178 million in the fourth quarter due to mid single-digit revenue growth in core subscriptions and double-digit growth in Global Trading Services.

2016: Full-year revenue increased 9% to $2.59 billion. Adjusting revenue for several acquisitions and divestitures, organic revenue growth was 8%. Operating profit increased 212% to $1.82 billion and operating profit margin improved 4,590 basis points to 70% including gains from several 2016 divestitures. Adjusted operating profit grew 24% to $881 million and adjusted operating profit margin improved 410 basis points to 34% due primarily to outstanding progress on the $100 million Market Intelligence synergy target.

Full-year Market Intelligence revenue increased 18% to $1.66 billion and organic revenue grew 9% to $1.36 billion.

Full-year Platts revenue increased 9% to $712 million and organic revenue grew 6% to $696 million.

S&P Dow Jones Indices:

S&P Dow Jones Indices LLC is a joint venture. S&P Global owns 73% and CME Group owns 27%. The consolidated results are included in S&P Global's income statement and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

4th Quarter, 2016: Revenue increased 13% to $171 million in the fourth quarter of 2016. Revenue increased primarily due to AUM growth in ETFs, data subscriptions, and derivatives trading activity. Average AUM in exchange-traded funds based on S&P DJI's indices was $954 billion in the quarter, an increase of 19% versus the fourth quarter of 2015. By year-end, AUM surpassed $1 trillion, marking a new milestone for the business.

Quarterly operating profit increased 10% to $104 million and operating profit margin decreased 190 basis points to 61%. Operating profit attributable to the Company increased 9% to $76 million. Adjusted operating profit increased 10% to $105 million on stronger revenue. Adjusted operating profit margin decreased 190 basis points to 62% due to Trucost acquisition costs, investments in a third data center, increased marketing costs, and higher cost of sales from growth in OTC derivatives activity. Adjusted operating profit attributable to the Company increased 9% to $77 million.

2016: Revenue increased 7% to $639 million. Operating profit increased 5% to $412 million and operating profit margin decreased 120 basis points to 64%. Operating profit attributable to the Company increased 4% to $303 million. Adjusted operating profit increased 5% to $417 million. Adjusted operating profit margin decreased 120 basis points to 65% due to investments in a third data center, increased marketing costs, and a higher cost of sales from growth in OTC derivatives activity. Adjusted operating profit attributable to the Company increased 4% to $308 million.

Unallocated Expense:

4th Quarter, 2016: Unallocated expense includes corporate center functions and certain non-performance related items such as excess real estate. Unallocated expense decreased 22% to $35 million. Adjusted unallocated expense decreased 3% to $35 million in the fourth quarter primarily due to higher 2016 pension income.

2016: Full-year 2016 unallocated expense decreased 8% to $127 million. Full-year 2016 adjusted unallocated expense decreased 7% to $130 million primarily due to higher 2016 pension income.

Provision for Income Taxes: The Company's effective tax rate in both 2015 and 2016 was 30.1%. The adjusted effective tax rates in 2016 and 2015 were 32.1% and 30.6%. The increase was primarily related to favorable one-time tax benefits from resolution of tax audits that benefited 2015.

Balance Sheet and Cash Flow: Cash and cash equivalents at the end of the fourth quarter were $2.4 billion, of which approximately $1.7 billion was held outside of the United States. For full-year 2016, cash provided by operating activities was $1.46 billion. Free cash flow was $1.23 billion, an increase of $1.28 billion from 2015. Free cash flow, excluding tax on a gain from a divestiture and the after-tax payments associated with legal and regulatory settlements and insurance recoveries, was $1.48 billion, an increase of $257 million over 2015.

Outlook: The Company is introducing 2017 guidance with reported revenue expected to be unchanged from the prior year due to the impact of the sale of J.D. Power, two pricing businesses, and Equity and Fund Research.  Excluding the impact of these divestitures and recent acquisitions, organic revenue growth is expected to be mid single-digits. On a U.S. GAAP basis, diluted EPS is expected to be $5.65 to $5.90 and adjusted diluted EPS is expected to be $5.90 to $6.15. Adjusted diluted EPS excludes amortization of intangibles related to acquisitions. The range is wider than prior years due to recent FASB guidance for share-based payment transactions.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, adjusted unallocated expense, adjusted interest expense, adjusted effective tax rates, free cash flow, free cash flow excluding certain items, and adjusted diluted EPS guidance. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP on Exhibits 5, 8 and 9.  The Company's non-GAAP measures include adjustments that reflect how management views our businesses.  The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods.  Management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.

Conference Call/Webcast Details: The Company’s senior management will review the fourth quarter and full-year 2016 earnings results on a conference call scheduled for today, February 7, at 8:30 a.m. ET. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/CustomPage/Index?KeyGenPage=1073751596&event=18712. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until March 7, 2017. U.S. participants may call (888) 662-6658; international participants may call +1 (402) 220-6418 (long distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

•
worldwide economic, political and regulatory conditions, including conditions that may result from legislative, regulatory and policy changes associated with the current U.S. administration or the United Kingdom’s likely exit from the European Union;

•
the rapidly evolving regulatory environment, in the United States and abroad, affecting Ratings, Market and Commodities Intelligence and Indices, including new and amended regulations and the Company’s compliance therewith;

•
the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for unauthorized access to our systems or a system or network disruption that results in improper disclosure of confidential information or data, regulatory penalties and remedial costs;

•	our ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;

•	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

•	the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances;

•	the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

•	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings;

•	the effect of competitive products and pricing, including the level of success of new product developments and global expansion;

•	consolidation in the Company’s end-customer markets;

•	the impact of customer cost-cutting pressures, including in the financial services industry and commodities markets;

•	a decline in the demand for credit risk management tools by financial institutions;

•	the level of merger and acquisition activity in the United States and abroad;

•	the volatility of the energy marketplace and the health of the commodities markets;

•	our ability to attract, incentivize and retain key employees;

•
the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event;

•	changes in applicable tax or accounting requirements, including potential tax reform under the current U.S. administration;

•	the level of the Company’s future cash flows and capital investments;

•	the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and

•
the Company’s exposure to potential criminal sanctions or civil penalties if it fails to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including the “Risk Factors” section in the Company’s most recently filed Annual Report on Form 10-K.

About S&P Global
S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The Company’s divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 20,000 employees in 31 countries. For more information visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

Get news direct via RSS:
http://investor.spglobal.com/RSS-Feeds/Index?keyGenPage=1073751617

Contact:
Investor Relations:

Chip Merritt
Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:
Jason Feuchtwanger
Director, Corporate Media Relations
(212) 438-1247 (office)
jason.feuchtwanger@spglobal.com

Exhibit 1

S&P Global
Condensed Consolidated Statements of Income
Periods ended December 31, 2016 and 2015
(dollars in millions, except per share data)

(unaudited)	Three Months			Twelve Months
	2016	2015	% Change	2016	2015	% Change

Revenue	$1,399	$1,374	2%	$5,661	$5,313	7%
Expenses	921	950	(3)%	3,393	3,407	—%
Gain on dispositions (a)	(379)	—	N/M	(1,101)	(11)	N/M
Operating profit	857	424	N/M	3,369	1,917	76%
Interest expense, net	60	40	47%	181	102	77%
Income before taxes on income	797	384	N/M	3,188	1,815	76%
Provision for taxes on income	228	108	N/M	960	547	76%
Net income	569	276	N/M	2,228	1,268	76%
Less: net income attributable to noncontrolling interests	(32)	(28)	14%	(122)	(112)	9%
Net income attributable to S&P Global Inc.	$537	$248	N/M	$2,106	$1,156	82%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$2.07	$0.92	N/M	$8.02	$4.26	88%
Diluted	$2.05	$0.91	N/M	$7.94	$4.21	89%

Weighted-average number of common shares outstanding:
Basic	258.9	268.5		262.8	271.6
Diluted	261.6	272.1		265.2	274.6

Actual shares outstanding at year end				258.3	265.2

N/M - not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

(a)
The three months ended December 31, 2016 includes a pre-tax gain on dispositions related to the sale of Standard & Poor's Securities Evaluations, Inc. and Credit Market Analysis, and Equity Research, of $364 million and $9 million, respectively. The three and twelve months ended December 31, 2016 also includes a pre-tax gain on the sale of J.D. Power of $6 million and $728 million, respectively.

Exhibit 2

S&P Global
Condensed Consolidated Balance Sheets
December 31, 2016 and 2015
(dollars in millions)

(unaudited)	2016	2015

Assets:
Cash and cash equivalents	$2,392	$1,481
Other current assets	1,272	1,312
Assets of a business held for sale	7	503
Total current assets	3,671	3,296
Property and equipment, net	271	270
Goodwill and other intangible assets, net	4,455	4,404
Other non-current assets	272	213
Total assets	$8,669	$8,183

Liabilities and Equity:
Short-term debt	$—	$143
Unearned revenue	1,509	1,421
Other current liabilities	1,057	1,138
Liabilities of a business held for sale	45	206
Long-term debt	3,564	3,468
Pension, other postretirement benefits and other non-current liabilities	713	644
Total liabilities	6,888	7,020
Redeemable noncontrolling interest	1,080	920
Total equity	701	243
Total liabilities and equity	$8,669	$8,183

Exhibit 3

S&P Global
Condensed Consolidated Statements of Cash Flows
Years ended December 31, 2016 and 2015
(dollars in millions)

(unaudited)	2016	2015

Operating Activities:
Net income	$2,228	$1,268
Adjustments to reconcile net income to cash provided by operating activities from continuing operations:
Depreciation	85	90
Amortization of intangibles	96	67
Deferred income taxes	79	280
Stock-based compensation	76	78
Gain on dispositions	(1,101)	(11)
Other	93	184
Accrued legal and regulatory settlements	(150)	(1,624)
Net changes in other operating assets and liabilities	58	(137)
Cash provided by operating activities from continuing operations	1,464	195

Investing Activities:
Capital expenditures	(115)	(139)
Acquisitions, net of cash acquired	(177)	(2,396)
Proceeds from dispositions	1,498	14
Changes in short-term investments	(1)	(4)
Cash provided by (used for) investing activities from continuing operations	1,205	(2,525)

Financing Activities:
(Payments on) / additions to short-term debt, net	(143)	143
Proceeds from issuance of senior notes, net	493	2,674
Payments on senior notes	(421)	—
Dividends paid to shareholders	(380)	(363)
Dividends and other payments paid to noncontrolling interests	(116)	(104)
Repurchase of treasury shares	(1,123)	(974)
Exercise of stock options, excess tax benefits from share-based payments and other	90	134
Cash (used for) provided by financing activities from continuing operations	(1,600)	1,510
Effect of exchange rate changes on cash from continuing operations	(158)	(67)
Cash provided by (used for) continuing operations	911	(887)
Cash used for discontinued operations	—	(129)
Net change in cash and cash equivalents	911	(1,016)
Cash and cash equivalents at beginning of year	1,481	2,497
Cash and cash equivalents at end of year	$2,392	$1,481

Exhibit 4

S&P Global
Operating Results by Segment
Periods ended December 31, 2016 and 2015
(dollars in millions)

(unaudited)	Three Months			Twelve Months

	Revenue			Revenue
	2016	2015	% Change	2016	2015	% Change

Ratings	$658	$578	14%	$2,535	$2,428	4%
Market and Commodities Intelligence	595	669	(11)%	2,585	2,376	9%
S&P Dow Jones Indices	171	151	13%	639	597	7%
Intersegment Elimination	(25)	(24)	(6)%	(98)	(88)	(10)%
Total revenue	$1,399	$1,374	2%	$5,661	$5,313	7%

	Expenses			Expenses
	2016	2015	% Change	2016	2015	% Change

Ratings (a)	$400	$346	16%	$1,273	$1,350	(6)%
Market and Commodities Intelligence (b)	65	527	(88)%	763	1,791	(57)%
S&P Dow Jones Indices (c)	67	57	19%	227	205	11%
Intersegment Elimination	(25)	(24)	(6)%	(98)	(88)	(10)%
Total expenses	$507	$906	(44)%	$2,165	$3,258	(34)%

	Operating Profit			Operating Profit
	2016	2015	% Change	2016	2015	% Change

Ratings (a)	$258	$232	11%	$1,262	$1,078	17%
Market and Commodities Intelligence (b)	530	142	N/M	1,822	585	N/M
S&P Dow Jones Indices (c)	104	94	10%	412	392	5%
Total operating segments	892	468	90%	3,496	2,055	70%
Unallocated expense (d)	(35)	(44)	(22)%	(127)	(138)	(8)%
Total operating profit	$857	$424	N/M	$3,369	$1,917	76%

N/M - not meaningful

(a)
The three and twelve months ended December 31, 2016 include legal settlement expenses and a benefit related to net legal settlement insurance recoveries of $54 million and $10 million, respectively. The three months ended December 31, 2015 include legal settlement expenses of $15 million and the twelve months ended December 31, 2015 include net legal settlement expenses of $54 million. The twelve months ended December 31, 2016 include restructuring charges of $6 million, and the three and twelve months ended December 31, 2015 include restructuring charges of $5 million and $13 million, respectively. Additionally, amortization of intangibles from acquisitions of $1 million and $2 million are included for the three months ended December 31, 2016 and 2015, respectively, and $5 million for the twelve months ended December 31, 2016 and 2015.

(b)
The three and twelve months ended December 31, 2016 include a gain on dispositions of $379 million and $1.1 billion, respectively. The three and twelve months ended December 31, 2016 also include disposition-related costs of $31 million and $48 million, respectively. The twelve months ended December 31, 2016 include a technology-related impairment charge of $24 million and an acquisition-related cost of $1 million. The three and twelve months ended December 31, 2015 include costs of $20 million and $33 million, respectively, related to identified operating efficiencies primarily related to restructuring and acquisition-related costs of $6 million and $37 million, respectively. Additionally, amortization of intangibles from acquisitions of$23 million and $24 million are included for the three months ended December 31, 2016 and 2015, respectively, and $85 million and $57 million for the twelve months ended December 31, 2016 and 2015, respectively.

(c)
Amortization of intangibles from acquisitions of $1 million is included for the three months ended December 31, 2016 and 2015 and $6 million and $5 million for the twelve months ended December 31, 2016 and 2015, respectively.

(d)
The twelve months ended December 31, 2016 includes $3 million from a disposition-related reserve release. The three and twelve months ended December 31, 2015 include restructuring charges. The twelve months ended December 31, 2015 also includes a gain of $11 million on the sale of our interest in a legacy McGraw Hill Construction investment.

Exhibit 5

S&P Global
Operating Results by Segment - Reported vs. Performance
Non-GAAP Financial Information
Periods ended December 31, 2016 and 2015
(dollars in millions, except per share amounts)

	Three Months
(unaudited)	2016					2015					% Change
	Reported	Non-GAAP Adjustments		Deal-Related Amortization	Performance [e]	Reported	Non-GAAP Adjustments		Deal-Related Amortization	Performance [e]	Reported	Performance

Ratings	$258	$54	a	$1	$313	$232	$20	a	$2	$254	11%	23%
Market and Commodities Intelligence	530	(347)	b	23	206	142	25	b	24	190	N/M	8%
S&P Dow Jones Indices	104	—		1	105	94	—		1	96	10%	10%
Segment operating profit	892	(293)		25	624	468	45		27	540	90%	15%
Unallocated expense	(35)	—		—	(35)	(44)	9	c	—	(35)	(22)%	(3)%
Operating profit	857	(293)		25	589	424	54		27	505	N/M	17%
Interest expense, net	60	(21)	d	—	38	40	—		—	40	47%	(5)%
Income before taxes on income	797	(272)		25	551	384	54		27	465	N/M	19%
Provision for taxes on income	228	(53)		9	185	108	18		7	133	N/M	39%
Net income	569	(219)		16	366	276	36		20	332	N/M	10%
Less: NCI net income	(32)	—		—	(32)	(28)	—		—	(28)	14%	14%
Net income attributable to SPGI	$537	$(219)		$16	$334	$248	$36		$20	$304	N/M	10%

Diluted EPS	$2.05	$(0.84)		$0.06	$1.28	$0.91	$0.13		$0.07	$1.12	N/M	14%

	Twelve Months
	2016					2015					% Change
	Reported	Non-GAAP Adjustments		Deal-Related Amortization	Performance [e]	Reported	Non-GAAP Adjustments		Deal-Related Amortization	Performance [e]	Reported	Performance
Ratings	$1,262	$(4)	a	$5	$1,263	$1,078	$68	a	$5	$1,151	17%	10%
Market and Commodities Intelligence	1,822	(1,027)	b	85	881	585	70	b	57	712	N/M	24%
S&P Dow Jones Indices	412	—		6	417	392	—		5	397	5%	5%
Segment operating profit	3,496	(1,031)		96	2,561	2,055	138		67	2,260	70%	13%
Unallocated expense	(127)	(3)	c	—	(130)	(138)	(2)	c	—	(139)	(8)%	(7)%
Operating profit	3,369	(1,034)		96	2,431	1,917	136		67	2,121	76%	15%
Interest expense, net	181	(21)	d	—	160	102	—		—	102	77%	56%
Income before taxes on income	3,188	(1,013)		96	2,271	1,815	136		67	2,019	76%	13%
Provision for taxes on income	960	(265)		34	729	547	48		23	619	76%	18%
Net income	2,228	(748)		62	1,542	1,268	88		44	1,400	76%	10%
Less: NCI net income	(122)	—		—	(122)	(112)	—		—	(112)	9%	9%
Net income attributable to SPGI	$2,106	$(748)		$62	$1,420	$1,156	$88		$44	$1,288	82%	10%

Diluted EPS	$7.94	$(2.82)		$0.23	$5.35	$4.21	$0.32		$0.16	$4.69	89%	14%
N/M - not meaningful
Note - Totals presented may not sum due to rounding.

(a)
The three and twelve months ended December 31, 2016 include legal settlement expenses and a benefit related to net legal settlement insurance recoveries of $54 million and $10 million, respectively. The three months ended December 31, 2015 include legal settlement expenses of $15 million and the twelve months ended December 31, 2015 include net legal settlement expenses of $54 million. The twelve months ended December 31, 2016 include restructuring charges of $6 million, and the three and twelve months ended December 31, 2015 include restructuring charges of $5 million and $13 million, respectively.

(b)
The three and twelve months ended December 31, 2016 include a gain on dispositions of $379 million and $1.1 billion, respectively. The three and twelve months ended December 31, 2016 also include disposition-related costs of $31 million and $48 million, respectively. The twelve months ended December 31, 2016 include a technology-related impairment charge of $24 million and an acquisition-related cost of $1 million. The three and twelve months ended December 31, 2015 include costs of $20 million and $33 million, respectively, related to identified operating efficiencies primarily related to restructuring and acquisition-related costs of $6 million and $37 million, respectively.

(c)
The twelve months ended December 31, 2016 includes $3 million from a disposition-related reserve release. The three and twelve months ended December 31, 2015 include restructuring charges. The twelve months ended December 31, 2015 also includes a gain of $11 million on the sale of our interest in a legacy McGraw Hill Construction investment.

(d)	The three and twelve months ended December 31, 2016 include a redemption fee of $21 million related to the early payment of our senior notes.

(e)
Includes adjusted operating profit for Ratings, Market and Commodities Intelligence, and S&P Dow Jones Indices; adjusted segment operating profit; adjusted operating profit; adjusted net income attributable to SPGI; and adjusted diluted EPS. Adjusted operating margin for Ratings, Market and Commodities Intelligence and S&P Dow Jones Indices was 48%, 35% and 62% for the three months ended December 31, 2016 and 50%, 34% and 65% for the twelve months ended December 31, 2016. Adjusted operating margin for the Company was 42% and 43% for the three and twelve months ended December 31, 2016.

Exhibit 6

S&P Global
Revenue by Type
Periods ended December 31, 2016 and 2015
(dollars in millions)

(unaudited)	Subscription / Non-Transaction			Asset Linked Fees			Non-Subscription / Transaction
	2016	2015	% Change	2016	2015	% Change	2016	2015	% Change

	Three Months
Ratings (a)	$347	$331	5%	$—	$—	N/M	$311	$247	26%
Market and Commodities Intelligence (b)	560	542	3%	—	—	N/M	35	127	(72)%
S&P Dow Jones Indices (c)	37	30	24%	104	94	10%	30	27	12%
Intersegment elimination	(25)	(24)	(6)%	—	—	N/M	—	—	N/M
Total revenue	$919	$879	5%	$104	$94	10%	$376	$401	(6)%

	Twelve Months
Ratings (a)	$1,357	$1,321	3%	—	—	N/M	$1,178	$1,107	6%
Market and Commodities Intelligence (b)	2,231	1,911	17%	—	—	N/M	354	465	(24)%
S&P Dow Jones Indices (c)	133	116	14%	381	369	3%	125	112	11%
Intersegment elimination	(98)	(88)	(10)%	—	—	N/M	—	—	N/M
Total revenue	$3,623	$3,260	11%	$381	$369	3%	$1,657	$1,684	(2)%

N/M - not meaningful

(a)
Non-transaction revenue is primarily related to annual fees for frequent issuer programs and surveillance, while transaction revenue is related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $24 million and $92 million for the three and twelve months ended December 31, 2016, respectively and $22 million and $83 million for the three and twelve months ended December 31, 2015, respectively, charged to Market and Commodities Intelligence for the rights to use and distribute content and data developed by Ratings.

(b)
Subscription revenue is related to credit ratings-related information products, S&P Capital IQ and SNL Desktop, investment research products and other data subscriptions, real-time news, market data, and price assessments, along with other information products. Non-subscription revenue is related to certain advisory, pricing and analytical services, licensing of its proprietary market price data and price assessments to commodity exchanges, conference sponsorship, consulting engagements and events. Subscription revenue at J.D. Power is related to information products primarily serving the automotive market, while non-subscription revenue is related to syndicated and proprietary research studies, advertising, consulting engagements and events. As of September 7, 2016, we completed the sale of J.D. Power and the results are included in Market and Commodities Intelligence results through that date.

(c)
Subscription revenue is related to data subscriptions, which support index fund management, portfolio analytics and research, while asset linked fees primarily relate to fees based on assets underlying exchange-traded funds, mutual funds and insurance products. Transaction revenue relates to trading based fees from exchange-traded derivatives.

.

Exhibit 7

S&P Global
Revenue by Geographic Area
Periods ended December 31, 2016 and 2015
(dollars in millions)

(unaudited)	U.S.			International
	2016	2015	% Change	2016	2015	% Change

	Three Months
Ratings	$365	$312	17%	$293	$266	11%
Market and Commodities Intelligence	336	393	(14)%	259	276	(6)%
S&P Dow Jones Indices	136	125	9%	35	26	33%
Intersegment elimination	(12)	(12)	1%	(13)	(12)	(11)%
Total revenue	$825	$818	1%	$574	$556	3%

	Twelve Months
Ratings	$1,462	$1,390	5%	$1,073	$1,038	3%
Market and Commodities Intelligence	1,523	1,368	11%	1,062	1,008	6%
S&P Dow Jones Indices	525	488	8%	114	109	5%
Intersegment elimination	(49)	(44)	(11)%	(49)	(44)	(10)%
Total revenue	$3,461	$3,202	8%	$2,200	$2,111	4%

Exhibit 8

S&P Global
Non-GAAP Financial Information
Periods ended December 31, 2016 and 2015
(dollars in millions)
Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	Twelve Months
	2016	2015
Cash provided by operating activities from continuing operations	$1,464	$195
Capital expenditures	(115)	(139)
Dividends and other payments paid to noncontrolling interests	(116)	(104)
Free cash flow	$1,233	$(48)
Tax on gain from sale of J.D. Power	200	—
Payment of legal and regulatory settlements	150	1,624
Legal settlement insurance recoveries	(77)	(101)
Tax benefit from legal settlements	(24)	(250)
Free cash flow excluding above items	$1,482	$1,225

 S&P Global Organic Revenue

(unaudited)	Three Months			Twelve Months
	2016	2015	% Change	2016	2015	% Change
Total revenue	$1,399	$1,374	2%	$5,661	$5,313	7%
Market and Commodities Intelligence acquisitions, product closures and divestitures	(11)	(130)		(534)	(473)
S&P Dow Jones Indices acquisition	(1)	—		(1)	—
Total adjusted revenue	$1,387	$1,244	11%	$5,126	$4,840	6%

Organic revenue constant currency basis	$1,397	$1,244	12%	$5,150	$4,840	6%

Adjusted Market and Commodities Intelligence Revenue

(unaudited)	Three Months			Twelve Months
	2016	2015	% Change	2016	2015	% Change
Market and Commodities Intelligence revenue	$595	$669	(11)%	$2,585	$2,376	9%
Acquisitions, product closures and divestitures	(11)	(130)		(534)	(473)
Adjusted Market and Commodities Intelligence revenue	$584	$539	8%	$2,051	$1,903	8%

(unaudited)	Three Months			Twelve Months
	2016	2015	% Change	2016	2015	% Change
Market Intelligence revenue	$407	$405	—%	$1,659	$1,405	18%
Acquisitions, product closures and divestitures	(1)	(34)		(304)	(157)
Adjusted Market Intelligence revenue	$406	$371	10%	$1,355	$1,248	9%

Platts revenue	$188	$168	12%	$712	$655	9%
Acquisitions	(10)	—		(16)	—
Adjusted Platts revenue	$178	$168	5%	$696	$655	6%

Adjusted Market and Commodities Intelligence revenue	$584	$539	8%	$2,051	$1,903	8%

Adjusted S&P Dow Jones Indices Net Operating Profit

(unaudited)	Three Months			Twelve Months
	2016	2015	% Change	2016	2015	% Change
Adjusted operating profit	$105	$96	10%	$417	$397	5%
Income attributable to NCI	28	25		109	101
Adjusted net operating profit	$77	$71	9%	$308	$296	4%

Exhibit 9

S&P Global
Non-GAAP Financial Information

Reconciliation of Non-GAAP Guidance

(unaudited)
	Low	High
GAAP Diluted EPS	$5.65	$5.90
Deal-Related Amortization	0.25	0.25
Non-GAAP Diluted EPS	$5.90	$6.15